Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, P.C.]

April 2, 2014

Tesla Motors, Inc.

3500 Deer Creek Road,

Palo Alto, California 94304

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Tesla Motors, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on May 15, 2013 of a registration statement on Form .S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities (the “Debt Securities”) and shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), each with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act. The Debt Securities and Common Stock are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”), and the supplements to the Prospectus.

Pursuant to the Registration Statement, the Company has issued (i) $120,000,000 of Convertible Senior Notes due 2019 (the “2019 Notes”) and (ii) $180,000,000 of Convertible Senior Notes due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”), all of which will be sold to Goldman, Sachs & Co., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. (collectively, the “Underwriters”), pursuant to that certain Underwriting Agreement, dated as of February 27, 2014 (the “Underwriting Agreement”), between the Company and the Underwriters.

The Notes have been issued in the form set forth in the Indenture, dated as of May 22, 2013 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), the Second Supplemental Indenture dated as of March 5, 2014, and the Third Supplemental Indenture dated as of March 5, 2014 (all such Supplemental Indentures together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. The Notes are also convertible initially into up to 833,640 shares of Common Stock (such number of shares of Common Stock issuable upon conversion of the Notes referred to herein as, the “Conversion Shares”).

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated May 15, 2013, together with the documents incorporated by reference therein, filed with the Registration Statement relating to the offering of the Notes (the “Base Prospectus”); the preliminary prospectus supplement, dated February 26, 2014, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes; the final prospectus supplement, dated February 27, 2014 in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes (collectively with the Base Prospectus, the “Prospectus Supplement”); the Indenture and the Notes. In addition, we have examined such other instruments, documents, certificates and records which we have

Tesla Motors, Inc.

April 2, 2014

deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) each Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to the laws of any jurisdiction, other than the Federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL”), as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties; common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based on such examination, we are of the opinion that:

1. The Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

2. When the applicable conversion right has been duly exercised in accordance with the terms of the Notes and the Indenture, and the Conversion Shares have been issued and delivered upon such exercise in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

Tesla Motors, Inc.

April 2, 2014

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation